EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 of China America Holdings, Inc., SEC File No. 333-144412, and the related prospectus, of our audit report dated January 13, 2010 with respect to the consolidated balance sheet at September 30, 2009 and the consolidated statements of operations, changes in shareholders' equity and cash flows of China America Holdings, Inc. and its subsidiaries for the nine months ended September 30, 2009 and the year ended December 31, 2008 which is included in the Annual Report on Form 10-K of China America Holdings, Inc. for the transition period ended September 30, 2009.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
January 13, 2010